Exhibit 10
INNOVATOR
CAPITAL

Clean Diesel Technologies Inc.
10 Middle Street, Suite 1100
Bridgeport, CT 06604
United States of America

20 November 2009

Dear Sirs,

ENGAGEMENT LETTER

We refer to our various conversations and exchanges of correspondence. You have explained to us that Clean Diesel Technologies Inc., (“CDTI”), or (the “Company”) is interested in raising various sums of money in the immediate future, via equity offerings or equity related offerings (the “Financing”).

It is proposed that Innovator Capital Limited, (“Innovator”) or (“ICL”), using its best endeavours, will act for the Company and assist it with the raising of $3,000,000 to $4,000,000 USD (minimum three million dollars, maximum four million dollars). The Company has engaged Innovator in the past and as a result Innovator understands the nature of the CDTI’s business, its operational requirements and strategic goals.

It is also agreed and understood that CDTI is currently assisting the Company in identifying organizations that may be suitable to the Company’s desire to engage in merger and acquisition activities. It is proposed that Innovator, using its best endeavours, will act for the Company and assist it with reaching a conclusion, as to which transactions, if any, might be in the best interests of the Company; Innovator will also assist the Company with closing such transactions, together the (“M&A Service”).

We represent that we are registered with the Financial Services Authority of the United Kingdom for the purpose of all activities contemplated by this Engagement Letter, to the extent applicable.

We now have pleasure in setting out below the terms and conditions according to which Innovator proposes to act for the Company in arranging the Financing and providing the M&A Service, (the “Engagement”).

The role of Innovator with respect to the Financing will consist inter alia in:

1.	Assisting the Company with compiling a list of likely investors including existing shareholders and their respective appetites for investment;
2.	Assisting the Company with the drafting and circulation of the necessary and sufficient documentation for the completion of the Financing;
3.	Assisting the Company with the arrangement of meetings and discussions with existing shareholders and other potential investors;
4.	Assisting the Company with the negotiation of final terms and conditions of any investment made in the Company’s shares; and
5.	Providing any further assistance as may be reasonably required by CDTI in relation to the Financing, and within the competence of Innovator.

Any additional services required, beyond the scope of the services listed above, during the period of the Engagement proposed hereby must be agreed in writing between Innovator and the Company together with the amount of additional remuneration payable in respect of such additional services. In this event, Company and Innovator may mutually agree a Supplementary Engagement Letter. Unless provided otherwise in any Supplementary Engagement Letter, the terms of this Engagement Letter shall apply to any such additional services provided by us pursuant to any Supplementary Engagement Letter. There will be no engagement or retainer fees payable, by the Company to Innovator, associated with the Financing.

In remuneration for its role in the Financing as set out above and herein, ICL will receive a placing fee or commission of 5% (five per cent) of all monies raised in respect of the Financing, (the “Placing Commission”), payable on the dates the gross proceeds of the Financing are made available to the Company. This Placing Commission will represent the whole fee due to Innovator, save those items listed immediately below:

In respect of the Financing, Innovator will receive warrants to acquire shares of Common Stock of the Company, par $0.01 per share (Common Stock), as part of its compensation package (the “Financing Warrants”), expiring on the same date as the Financing Warrants issued and sold to Investors in the Financing, only if as and when the stockholders of the Company approve such increase in the authorized, unissued and unreserved Common Shares of the Company as shall be sufficient to provide Financing Warrants to both the Investors in the Financing and to Innovator. The Financing Warrant exercise price will be equal to a 10% (ten per cent) premium to the price per share of the Financing and the number of warrants will be equal to a value of 15% (fifteen per cent) of the total gross proceeds received by the Company.

The role of Innovator in relation to the M&A Service will consist inter alia of:

1.	Assisting CDTI’s senior management and its representatives to identify third party M&A prospects (both targets and acquirers);
2.	Working with CDTI’s senior management and its representatives to introduce third party M&A prospects (both targets and acquirers);
3.	Assisting and accompanying CDTI’s senior management and its representatives to meetings with the management of the potential M&A prospects;
4.	Assisting CDTI’s senior management, its representatives and its appointed legal advisors to negotiate and prepare Heads of Terms for any proposed M&A transaction;
5.	Assisting CDTI’s senior management, its representatives and its appointed legal advisors to negotiate and prepare drafts of all necessary documents for the completion of an M&A transaction;
6.	Assisting CDTI’s senior management, its representatives and its appointed legal advisors to close such M&A transactions;
7.	Providing any and all further assistance as may be reasonably required by CDTI within the competence of Innovator.

In remuneration for its role in the M&A Service, as set out above and herein, ICL will receive, from the date of signature of this Engagement Letter, a retainer fee of $10,000 (ten thousand dollars) which fee will be paid, upon receipt of invoice, monthly in arrears. Innovator will also receive a success fee on the basis of Transaction Value (as defined below), either in cash or in ordinary shares of the Company as finally determined by the directors of the Company and approved as fair and reasonable by the Audit Committee of the Company, or where Innovator does not wish to receive such shares itself, to Innovator’s nominee, subject to the Company providing its prior written approval, which approval will not be unreasonably withheld by the Company, (the “M&A Success Fee”). The full amount of M&A Retainer Fees paid to ICL may be deducted from any M&A Success Fee.

In the case of a merger between CDTI and another company the “Transaction Value” shall be defined to mean the total amount of cash and the fair market value of all other consideration paid or received (“Fair Value”), through a share exchange (other than amounts paid into escrow) by or to the Company to or from the target or its equity holders less the value of the Company itself (the “Transaction Value”).

In the case of some other transaction such as, but not limited to, the purchase of a division or products from a third party, the Transaction Value will be the Fair Value amount or some such value as agreed between ICL and the Company

The Company will pay Innovator in shares or in cash in accordance with the following:

(i)  5% on the first $10,000,000 (ten million USD) of the Transaction Value;

(ii)  4% on the next $3,000,000 (three million USD) of the Transaction Value;

(iii)  3% on the next $2,000,000 (two million USD) of the Transaction Value; and

(iv)  2% on amounts above $15,000,000 (fifteen million USD) of the Transaction Value

Where there is any dispute between the Company and Innovator concerning Fair Value and they are unable to agree the Fair Value within 20 Business Days of the commencement of discussions (“Business Day” being a day excluding Saturday, Sunday and public holidays where banks in Connecticut, USA are open for business), either the Company or  Innovator shall be entitled to initiate arbitration proceedings as provided below to determine Fair Value.

Innovator will be entitled to reimbursement of all of its ordinary and necessary out-of-pocket expenses directly incurred in the fulfillment of its mission as set out above and herein, in particular, but not limited to, travel, accommodation and telecommunications. Invoices in respect of out-of-pocket expenses incurred will be submitted to the Company on a regular basis, together with supporting receipts and documentation, which invoices will be payable upon receipt. No such out-of-pocket expense in an amount in excess of $1,000 will be incurred without CDTI’s prior consent in writing given by the President or Chief Financial Officer of the Company.

All of the above fees will be payable inclusive of VAT where applicable.

For the purposes of managing an orderly and professional approach to investors in connection with the Financing, CDTI will furnish ICL with an up-to-date shareholder list accompanied by all relevant and need to know intelligence concerning said shareholders. CDTI will also provide ICL with a list of potential investors and past shareholders, previously visited or spoken to by the company, accompanied by all relevant and need to know intelligence concerning said entities.

If the above indicated terms and conditions are acceptable to you, we would be grateful if you would so confirm by signing, dating and returning to us a copy of this Engagement Letter.

Such signature and return will constitute your exclusive Engagement of Innovator on the terms and conditions set out above and herein valid for a duration of three months from the date of your agreement to this proposed Engagement. Such mandate will be a valid and legally binding obligation on the parties hereto, enforceable in accordance with its terms.

It is understood and agreed by the parties hereto,

(i) that this Agreement does not, and will not, constitute an undertaking of whatsoever nature by Innovator to acquire shares of, or otherwise invest in, or provide financing to CDTI. Only a definitive and regularly constituted agreement duly entered into by and between CDTI on the one hand, and an investor(s), on the other will constitute a contractual agreement binding in its terms.

(ii) that Innovator is and will be entitled to rely upon all statements of fact, and all further written information provided by CDTI and/or its officers or representatives in the context of this mission. Any material errors or omissions, or lack of adequacy, in any such statement or written information will constitute a material breach of contract under the terms and conditions of this mission and, as such, could give rise to a claim, or claims, for damages by Innovator.

(iii) that any advice rendered by Innovator is provided solely under the terms of this Engagement and for the benefit of the Company, and may not be used or relied on by any other person or for any other purpose, without Innovator’s prior written consent.

(iv) that in performing its services under this Engagement Letter, Innovator shall have no power or authority to make representations on behalf of the Company or to bind or commit the Company to enter into any transaction not finally approved by its Board of Directors.

(v) that in the Financing, Innovator shall use its best endevours to ensure that Investors, and such number of Investors, in the United Kingdom shall be such as shall not require the Company to furnish a statutory prospectus to Investors under the requirements of the Financial Services and Markets Act 2000 and shall not be “United States Persons” within the meaning of SEC Regulation S; and, in the United States, if applicable,  that Investors shall be “Accredited Investors” within the meaning of SEC Regulation D.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware In the event of a dispute, controversy, or claim arising out of, relating to, or in connection with this Agreement, or the breach or validity of this Agreement, the parties will move immediately to Arbitration in New York, New York administered by the American Arbitration Association (“AAA”) under the AAA rules of commercial arbitration before a single neutral arbitrator. Prior to commencement of arbitration the parties shall pursuant to the AAA rules engage in Mediation.  The arbitration shall be subject in all respects to Delaware law. The arbitrator shall render the arbitrator’s award in writing setting forth the basis for the award. Where the issues in arbitration concern Fair Value, the arbitrator shall be a person with at least ten years experience in business valuation matters and shall be a Certified Public Accountant and either an Accredited Business Valuation (“ABV”) professional or a Certified Valuation Analyst (“CVA”). Prior to rendering an award relating to Fair Value, the arbitrator shall issue a preliminary draft award setting forth proposed conclusions as to fair value and a description of the methods utilized to reach such conclusion. The parties shall have a period of ten (10) business days to provide to the arbitrator their comments on the preliminary draft award before the arbitrator shall issue a final award relating to Fair Value, which final award may vary from the preliminary award. We thank you for the confidence you have shown in Innovator, and remaining at your disposal, we are, yours faithfully,

For: Innovator Capital Limited

By	/s/ Mungo Park
Mungo Park, Chairman

We hereby agree to the above mentioned, dated this 18th day of November 2009.

For: Clean Diesel Technologies Inc.

By	/s/ Michael L. Asmussen
Michael L. Asmussen, President and CEO

By	/s/ Ann B. Ruple
Ann B. Ruple, Vice President and CFO